NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS
Revenue Growth and Margin Expansion Driven By Strategic Business Transformation

•
Total revenues up 3% to $367.5 million fueled by 23% growth in Data and Analytics (D&A) revenues. Technology and Processing Solutions (TPS) revenues continuing to outperform U.S. mortgage origination volume trends.

•	Operating income from continuing operations increased 27% to $77.8 million.

•	Net income from continuing operations up 15% to $49.7 million. Diluted EPS from continuing operations totaled $0.54, up 20%.

•	Adjusted EBITDA increased 6% to $113.4 million; adjusted EBITDA margin was 31%.

•	Repurchased 1.48 million common shares; $62 million debt repaid.

•	Asset Management and Processing segment restructuring completed.

Irvine, Calif., October 22, 2014 - CoreLogic (NYSE:CLGX), a leading global property information, analytics and data-enabled services provider, today reported financial results for the quarter ended September 30, 2014.

“CoreLogic delivered excellent results in the third quarter. Revenue, operating and net income were up as we continued to expand our D&A footprint and reap the benefits of our market leadership in TPS. Our strong operating performance over the past several quarters, despite the ongoing reset in the U.S. mortgage industry, is a testimony to our relentless focus on our strategic transformation plan which has resulted in the expanded market leadership of our data-enabled business units," said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “As we move forward, we will continue to focus on aggressively growing our unique data assets, analytics and services through innovation, technology and operational excellence and deeper client intimacy.”

“We continue to shift our business mix toward data-driven, subscription based models built around scaled market leading solutions and services. As a result of this strategy, our core mortgage operations clearly outperformed market volumes and we materially expanded and diversified our D&A revenues in the third quarter,” added Frank Martell, Chief Operating and Financial Officer of CoreLogic. "The durability of our business model allows us to continue to invest in product and service innovation and operational improvements and, at the same time, return significant amounts of capital to our shareholders and reduce our debt balances.”

Third Quarter Financial Highlights

Third quarter revenues totaled $367.5 million, 3% higher than prior-year levels. D&A revenues increased 23% to $173.6 million compared with prior year driven principally by growth in insurance, spatial solutions, international and core property information revenues, which more than offset the impact of lower mortgage volumes, unfavorable foreign currency translation and the exit of certain non-core product lines. TPS revenues fell 10% to $196.3 million year-over-year as the impact of contracting mortgage volumes (mortgage applications down approximately 30%), lower project-related document processing and retrieval revenues and the planned wind-down of a non-core credit reporting service more than offset the benefit of market share gains including acquisition-related revenues.

Operating income from continuing operations totaled $77.8 million for the third quarter, a 27% increase from prior-year levels and a 90% increase from the second quarter of 2014. Third quarter 2014 operating margin was 21% compared to 17% in the prior year period. Third quarter operating income benefited from a gain on the sale of real estate assets of $13.8 million in connection with our Technology Transformation Initiative (TTI). Operating income also benefited from D&A growth and favorable mix, TPS share gains, lower costs related to the Company’s strategic transformation program and continued cost efficiency benefits.

Third quarter net income from continuing operations totaled $49.7 million compared with $43.4 million in the same 2013 period and $26.7 million in the second quarter of 2014. The year-over-year increase of 15% was driven primarily by D&A growth; TPS share gains and lower taxes, which more than offset the impact of lower U.S. mortgage volumes, unfavorable foreign currency translation and higher interest expense. Diluted EPS from continuing operations totaled $0.54 for the third quarter of 2014 compared with $0.45 in the third quarter of 2013. Third quarter net income and diluted EPS also benefited from higher non-operating gains compared to 2013 levels. Adjusted diluted EPS totaled $0.49, up from $0.47 in the same 2013 period reflecting the positive impacts of D&A revenue growth, lower taxes and share repurchases partially offset by higher interest expense.

Adjusted EBITDA totaled $113.4 million in third quarter 2014 compared with $107.5 million in the same prior year period and $97.3 million in second quarter 2014. Third quarter 2014 adjusted EBITDA margin was 31%, compared with 30% in the prior year and 27% in the second quarter of 2014. The year-over-year increase in adjusted EBITDA was principally the result of D&A revenue growth and favorable business mix, lower transformation program costs and continued productivity. D&A adjusted EBITDA totaled $61.7 million, a 28% increase from 2013, as higher revenues from insurance and spatial solutions and international operations more than offset the impact of lower mortgage loan application volumes, unfavorable currency translation and the exit of a non-core product line. TPS adjusted EBITDA decreased 16% to $58.5 million compared with prior-year levels driven primarily by lower U.S. mortgage market volumes and the impact of lower project-related and discretionary spending.

Liquidity and Capital Resources

At September 30, 2014, the Company had cash and cash equivalents of $127.6 million compared with $134.4 million at December 31, 2013. Total debt as of September 30, 2014 was approximately $1.4 billion, up $571.8 million from December 31, 2013. The increase in outstanding debt was primarily the result of the completion of the acquisition of Marshall & Swift/Boeckh (MSB) and DataQuick Information Systems (DQ) on March 25, 2014. As of September 30, 2014, the Company had available capacity on its revolving credit facility under the Credit Agreement of $405.0 million.

During the third quarter of 2014, the Company repaid approximately $62 million in term loan, revolving and other debt obligations. The Company also repurchased 1.48 million of its common shares for a total of $40.7 million during the third quarter. During the first nine months of 2014, the Company repurchased approximately 2.54 million of its common shares.

Free cash flow (FCF) for the twelve months ended September 30, 2014 totaled $213.0 million, which represented 61% of adjusted EBITDA. Year-to-date 2014 FCF totaled $148.4 million or 54% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Net operating cash provided by continuing operations for the nine months ended September 30, 2014 was $210.7 million.

Operational Excellence Programs

The Company launched its TTI during mid-2012. The primary objective of the TTI is to convert the Company's existing technology infrastructure to a new platform which is expected to provide new functionality, increased performance and a reduction in application management and development costs commencing in the second half of 2015. In the third quarter of 2014, the Company successfully completed the migration of its Dallas, Texas data center to a Dell Services operated facility. Third quarter 2014 charges related to the migration of our data centers in connection with TTI implementation totaled $2.4 million.

During the fourth quarter of 2013, CoreLogic launched a cost reduction program and operational initiatives designed to lower 2014 operating expenses by at least $25 million. Third quarter 2014 savings associated with these programs totaled $8.1 million.

Asset Management and Processing Solutions (AMPS)

During the first quarter of 2014, CoreLogic announced its intention to divest its AMPS segment as part of the Company’s strategic transformation program. During the third quarter, CoreLogic completed the sale of its Collateral Solutions and Field Services business units to Mortgage Contracting Services, LLC (MCS). The Collateral Solutions and Field Services units accounted for approximately 72% of AMPS revenues during 2013. Total consideration, excluding working capital adjustments, for the sale of the Collateral Solutions and Field Services units included $25 million at closing and an additional contingent amount of up to $20 million based on the achievement of certain performance thresholds during the year following the closing of the transaction.

The remaining units of the former AMPS segment were integrated into the Company’s TPS segment as ongoing operations. For the third quarter of 2014, these business lines collectively generated revenues, operating income from continuing operations and adjusted EBITDA of approximately $16.3 million, $4.0 million and $4.3 million, respectively.

2014 Financial Guidance (Continuing Operations)

Based on current business conditions and trends, available market estimates of fourth quarter of U.S. mortgage origination volumes and the forecast contributions of the retained AMPS business units mentioned above, the Company has updated its 2014 guidance ranges as follows: revenues, adjusted EBITDA and adjusted EPS of $1.39 to $1.41 billion, $350 to $360 million and $1.27 to $1.35 per share, respectively.

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Thursday, October 23, 2014, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1- 877-546-5021 for U.S./Canada callers or 857-244-7553 for international callers. The Conference ID for the call is 47271251.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 80712789.

Additional detail on the Company's third quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled services provider. The Company's combined data from public, contributory and proprietary sources includes over 3.5 billion records spanning more than 40 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk.

Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's investment and strategic growth plans, such as cost productivity and the TTI; the Company's overall financial performance, including future revenue and profit growth and market position, and the Company's margin and cash flow profile; the Company's full-year expected results and updated 2014 financial guidance; mortgage and housing market trends, including mortgage origination volumes; and our plans to reduce our outstanding debt and continue to return capital to shareholders through our share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include failure to successfully integrate the operations, technology, infrastructure and employees of MSB and DQ; and the additional risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our TTI and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBIDTA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other one-time adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 38% for 2014 and 40% for all periods prior to 2014. Adjusted EPS is derived by dividing adjusted net income by diluted weighted average shares. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
UNAUDITED

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2014	2013	2014	2013
Operating revenues	$367,454	$356,581	$1,059,528	$1,075,879
Cost of services (excluding depreciation and amortization shown below)	185,168	177,898	564,916	539,796
Selling, general and administrative expenses	68,099	87,886	255,488	276,257
Depreciation and amortization	35,765	29,436	100,636	96,697
Impairment loss	667	—	4,888	1,721
Total operating expenses	289,699	295,220	925,928	914,471
Operating income	77,755	61,361	133,600	161,408
Interest expense:
Interest income	870	1,040	3,083	2,495
Interest expense	18,398	12,552	52,547	37,365
Total interest expense, net	(17,528)	(11,512)	(49,464)	(34,870)
Gain on investments and other, net	183	7,627	2,825	9,362
Income from continuing operations before equity in earnings of affiliates and income taxes	60,410	57,476	86,961	135,900
Provision for income taxes	14,319	19,765	23,070	50,087
Income from continuing operations before equity in earnings of affiliates	46,091	37,711	63,891	85,813
Equity in earnings of affiliates, net of tax	4,032	5,716	10,289	23,848
Net income from continuing operations	50,123	43,427	74,180	109,661
(Loss)/income from discontinued operations, net of tax	(4,856)	5,332	(15,219)	17,935
Gain/(loss) from sale of discontinued operations, net of tax	476	(5,052)	476	(6,796)
Net income	45,743	43,707	59,437	120,800
Less: Net income attributable to noncontrolling interests	404	45	899	19
Net income attributable to CoreLogic	$45,339	$43,662	$58,538	$120,781
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$49,719	$43,382	$73,281	$109,642
(Loss)/income from discontinued operations, net of tax	(4,856)	5,332	(15,219)	17,935
Gain/(loss) from sale of discontinued operations, net of tax	476	(5,052)	476	(6,796)
Net income attributable to CoreLogic	$45,339	$43,662	$58,538	$120,781
Basic income per share:
Net income from continuing operations	$0.55	$0.46	$0.80	$1.14
(Loss)/income from discontinued operations, net of tax	(0.05)	0.06	(0.17)	0.19
Gain/(loss) from sale of discontinued operations, net of tax	0.01	(0.05)	0.01	(0.07)
Net income attributable to CoreLogic	$0.51	$0.47	$0.64	$1.26
Diluted income per share:
Net income from continuing operations	$0.54	$0.45	$0.79	$1.12
(Loss)/income from discontinued operations, net of tax	(0.05)	0.06	(0.16)	0.18
Gain/(loss) from sale of discontinued operations, net of tax	0.01	(0.05)	0.01	(0.07)
Net income attributable to CoreLogic	$0.50	$0.46	$0.64	$1.23
Weighted-average common shares outstanding:
Basic	90,518	94,773	91,234	95,802
Diluted	91,987	96,793	92,833	97,672

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	September 30,	December 31,
Assets	2014	2013
Current assets:
Cash and cash equivalents	$127,618	$134,419
Marketable securities	21,828	22,220
Accounts receivable (less allowance for doubtful accounts of $11,459 and $13,045 as of September 30, 2014 and December 31, 2013, respectively)	223,697	215,020
Prepaid expenses and other current assets	51,976	50,829
Income tax receivable	—	13,516
Deferred income tax assets, current	100,688	86,487
Assets of discontinued operations	5,167	38,926
Total current assets	530,974	561,417
Property and equipment, net	365,750	197,542
Goodwill, net	1,779,391	1,468,290
Other intangible assets, net	283,643	175,808
Capitalized data and database costs, net	336,666	330,188
Investment in affiliates, net	103,432	95,343
Restricted cash	13,493	12,050
Other assets	161,565	162,493
Total assets	$3,574,914	$3,003,131
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$148,215	$156,937
Accrued salaries and benefits	75,004	104,781
Deferred revenue, current	245,520	223,603
Income taxes payable	44,313	—
Current portion of long-term debt	21,927	28,154
Liabilities of discontinued operations	23,480	20,616
Total current liabilities	558,459	534,091
Long-term debt, net of current	1,389,807	811,776
Deferred revenue, net of current	379,390	377,855
Deferred income tax liabilities, long term	68,538	76,969
Other liabilities	131,025	147,865
Total liabilities	2,527,219	1,948,556

Redeemable noncontrolling interests	11,075	10,202

Equity:
CoreLogic stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 89,732 and 91,254 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	612,154	672,165
Retained earnings	484,359	425,796
Accumulated other comprehensive loss	(59,894)	(53,589)
Total equity	1,036,620	1,044,373
Total liabilities and equity	$3,574,914	$3,003,131

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED

	For the Nine Months Ended
	September 30,
(in thousands)	2014	2013
Cash flows from operating activities:
Net income	$59,437	$120,800
Less: (Loss)/income from discontinued operations, net of tax	(15,219)	17,935
Less: Gain/(loss) from sale of discontinued operations, net of tax	476	(6,796)
Net income from continuing operations	74,180	109,661
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	100,636	96,697
Impairment loss	4,888	1,721
Provision for bad debt and claim losses	10,254	10,058
Share-based compensation	22,077	20,688
Excess tax benefit related to stock options	(6,352)	(2,895)
Equity in earnings of affiliates, net of taxes	(10,289)	(23,848)
Gain on sale of property and equipment	(13,858)	—
Loss on early extinguishment of debt	763	—
Deferred income tax	11,172	3,875
Gain on investments and other, net	(2,825)	(9,362)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	6,515	(18,818)
Prepaid expenses and other current assets	1,099	(2,696)
Accounts payable and accrued expenses	(50,357)	(15,186)
Deferred revenue	(3,590)	43,616
Income taxes	48,854	10,644
Dividends received from investments in affiliates	32,496	30,062
Other assets and other liabilities	(14,920)	(16,696)
Net cash provided by operating activities - continuing operations	210,743	237,521
Net cash (used by)/provided by operating activities - discontinued operations	(2,104)	23,569
Total cash provided by operating activities	$208,639	$261,090
Cash flows from investing activities:
Purchases of capitalized data and other intangible assets	$(25,207)	$(28,795)
Purchases of property and equipment	(37,122)	(51,667)
Cash paid for acquisitions, net of cash acquired	(672,336)	(70,904)
Purchases of investments	—	(2,351)
Cash received from sale of discontinued operations	25,525	2,263
Proceeds from sale of property and equipment	13,937	—
Change in restricted cash	(1,443)	5,728
Net cash used in investing activities - continuing operations	(696,646)	(145,726)
Net cash provided by investing activities - discontinued operations	1,536	1,863
Total cash used in investing activities	$(695,110)	$(143,863)
Cash flows from financing activities:
Proceeds from long-term debt	$690,017	$1,075
Debt issuance costs	(14,042)	—
Repayment of long-term debt	(118,836)	(4,516)
Proceeds from issuance of stock related to stock options and employee benefit plans	5,736	11,662
Minimum tax withholding paid on behalf of employees for restricted stock units	(15,247)	(6,893)
Shares repurchased and retired	(72,781)	(133,565)
Excess tax benefit related to stock options	6,352	2,895
Net cash provided by/(used in) financing activities - continuing operations	481,199	(129,342)
Net cash provided by financing activities - discontinued operations	—	—
Total cash provided by/(used in) financing activities	$481,199	$(129,342)
Effect of exchange rate on cash	(144)	(1,341)
Net decrease in cash and cash equivalents	(5,416)	(13,456)
Cash and cash equivalents at beginning of period	134,419	149,567
Less: Change in cash and cash equivalents - discontinued operations	(568)	25,432
Plus: Cash swept from discontinued operations	(1,953)	25,788
Cash and cash equivalents at end of period	$127,618	$136,467

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA

	For the Three Months Ended September 30, 2014
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$33,021	$44,534	$(17,145)	$—	$60,410
Pretax equity in earnings	230	6,312	(12)	—	6,530
Depreciation & amortization	26,250	6,571	2,944	—	35,765
Total interest expense	(84)	74	17,538	—	17,528
Stock-based compensation	1,578	1,057	3,682	—	6,317
Impairment Loss	667	—	—	—	667
Non-operating investment (gains)/losses	—	—	(13,838)	—	(13,838)
Efficiency investments	—	—	142	—	142
Transaction Costs	—	—	(109)	—	(109)
Adjusted EBITDA	$61,662	$58,548	$(6,798)	$—	$113,412

	For the Three Months Ended September 30, 2013
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$36,136	$50,525	$(29,185)	$—	$57,476
Pretax equity in earnings	456	8,786	16	—	9,258
Depreciation & amortization	18,659	7,985	2,792	—	29,436
Total interest expense	(168)	136	11,544	—	11,512
Stock-based compensation	(383)	2,128	2,117	—	3,862
Non-operating investment (gains)/losses	(6,638)	—	—	—	(6,638)
Efficiency investments	—	—	1,079	—	1,079
Transaction Costs	—	—	1,468	—	1,468
Adjusted EBITDA	$48,062	$69,560	$(10,169)	$—	$107,453

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS

	For the Three Months Ended September 30, 2014
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$33,021	$44,534	$(17,145)	$—	$60,410
Pretax equity in earnings	230	6,312	(12)	—	6,530
Stock-based compensation	1,578	1,057	3,682	—	6,317
Non-operating investment (gains)/losses	—	—	(13,838)	—	(13,838)
Efficiency investments	—	—	142	—	142
Transaction costs	—	—	(109)	—	(109)
Impairment Loss	667	—	—	—	667
Amortization of acquired intangibles	7,475	2,671	—	—	10,146
Depreciation of certain acquired proprietary technology included in property and equipment	2,880	—	—	—	2,880
Adjusted pretax income from continuing operations	$45,851	$54,574	$(27,280)	$—	$73,145
Tax provision (38% rate)					27,795
Less: Net income attributable to noncontrolling interests					404
Adjusted net income attributable to CoreLogic					$44,946
Weighted average diluted common shares outstanding					91,987
Adjusted diluted EPS					$0.49

	For the Three Months Ended September 30, 2013
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$36,136	$50,525	$(29,185)	$—	$57,476
Pretax equity in earnings	456	8,786	16	—	9,258
Stock-based compensation	(383)	2,128	2,117	—	3,862
Non-operating investment (gains)/losses	(6,638)	—	—	—	(6,638)
Efficiency investments	—	—	1,079	—	1,079
Spin & legacy corporate costs	—	—	1,468	—	1,468
Accelerated depreciation on TTI	—	—	2	—	2
Amortization of acquired intangibles	4,826	4,268	—	—	9,094
Adjusted pretax income from continuing operations	$34,397	$65,707	$(24,503)	$—	$75,601
Tax provision (40% rate)					30,240
Less: Net income attributable to noncontrolling interests					45
Adjusted net income attributable to CoreLogic					$45,316
Weighted average diluted common shares outstanding					96,793
Adjusted diluted EPS					$0.47

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW

Twelve Months Ended September 30, 2014
Net cash provided by operating activities - continuing operations	$301,444
Purchases of capitalized data and other intangible assets	(34,253)
Purchases of property and equipment	(54,200)
Free Cash Flow	$212,991